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                                                                  EXHIBIT 4.1

            FIRST AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT

         This First Amendment (the "Amendment"), dated this 14th day of June, 1994, amends the Amended and Restated Rights Agreement (the "Rights Agreement") by and between Dreyer's Grand Ice Cream, Inc., a Delaware corporation (the "Company"), and First Interstate Bank of California, a state banking corporation organized and existing under the laws of the State of California (the "Rights Agent") (successor to the former Rights Agent, Bank of America, N.T. & S.A.). All terms not otherwise defined herein shall have the meaning given such terms in the Rights Agreement.

         WHEREAS, the Board of Directors of the Company has approved the sale of common stock of the Company and warrants to purchase common stock of the Company (the "Securities") pursuant to a Stock and Warrant Purchase Agreement (the "Stock Purchase Agreement"), Collateral Agreements (as defined in the Stock Purchase Agreement) and Right of First Refusal Agreements (as defined in the Stock Purchase Agreement) (all such agreements collectively referred to as the "Agreements"), and such sale and related transactions would otherwise cause the purchaser to become an Acquiring Person;

         WHEREAS, the Board of Directors of the Company has determined that it is desirable to amend the definition of Acquiring Person so that the purchaser of the Securities will not be deemed an Acquiring Person upon consummation of the Agreements;

         WHEREAS, pursuant to Section 27 of the Rights Agreement the Company may, subject to certain limitations, amend the Rights Agreement without the approval of any holders of Rights Certificates to make any provisions with respect to the Rights which the Company deems necessary or desirable.

         NOW, THEREFORE, upon all of the terms and conditions set forth hereinafter, the Company and the Rights Agent agree as follows:

         1.      AMENDMENT.

         The first sentence of Section 1(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

                 "(a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the Common Shares of the Company then outstanding, but shall not include
                 (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company
                 (iv) any entity holding Common Shares for or pursuant to the terms of any such





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                 plan, (v) T. Gary Rogers, William F. Cronk, III, or any
                 Affiliate or Associate of T. Gary Rogers or William F. Cronk, III, or (vi) Nestle Holdings, Inc., a Delaware corporation, or any Affiliate or Associate of Nestle Holdings, Inc., so long as Nestle Holdings, Inc. is not in breach of Section 6.1(d) or proviso (B) to Section 6.1, as may be applicable at the time, of the Stock and Warrant Purchase Agreement dated May 6, 1994 between the Company and Nestle Holdings, Inc. (each of the foregoing in clauses (v) and (vi) an "Exempted Person")."

         2.      MISCELLANEOUS.

                 (a) Choice of Law. This Amendment shall be deemed to be a contract made under the laws of the state of Delaware and for all purposes shall be governed and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

                 (b) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                 (c) Severability. If any term or provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment shall in no way be affected, impaired or invalidated.

                 (d) Existing Terms. The existing terms and conditions of the Rights Agreement shall remain in full force and effect except as such terms and conditions are specifically amended or conflict with the terms of this Amendment.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed and delivered by its duly authorized officer on the day and year first above written.

THE COMPANY:                           RIGHTS AGENT:

DREYER'S GRAND ICE CREAM, INC.         FIRST INTERSTATE BANK OF
                                       CALIFORNIA


By:  /s/ T. Gary Rogers                By:  /s/ Patricia D. Dedrick
     -------------------------              -------------------------
Its: Chief Executive Officer           Its: Assistant Vice President
     -------------------------              -------------------------





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